Exhibit 99.3

 THE CHILDREN’S PLACE RETAIL STORES, INC.
Non-GAAP Reconciliation
(Unaudited)
Thirteen Weeks Ended April 29, 2006 and Thirteen Weeks Ended April 30, 2005
(In thousands, except per share amounts)

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005

Selling, general and administrative expenses, as reported	$129,430	$113,424
Equity compensation and stock option expense	2,950	-

Non-GAAP selling, general and administrative expenses	126,480	113,424

Operating income, as reported	23,946	15,982
Equity compensation and stock option expense	2,950	-

Non-GAAP operating income	26,896	15,982

Diluted net income, as reported	15,341	9,798
Equity compensation and stock option expense (tax effected at 40%)	1,770	-

Non-GAAP net income	$17,111	$9,798

Diluted net income per common share:
As reported	$0.52	$0.34
Equity compensation and stock option expense	$0.06	$-
Non-GAAP diluted net income per common share	$0.58	$0.34

Diluted weighted average common shares and common share equivalents	29,410	28,611